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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-1 No. 333-59609 of our report dated April 18, 1997, relating to the financial statements of Neptune Systems, Inc. as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data."

PricewaterhouseCoopers LLP

Philadelphia, PA
August 28, 1998